Exhibit 5.1

                       [LETTERHEAD OF PAMELA F. CRAVEN]

October 18, 1999

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Ladies and Gentlemen:

With reference to the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 15,664,795 common shares, par value $.01 per share (including an equal number of Preferred Share Purchase Rights that initially trade with the common shares), of the Company (the "Shares") which may be offered and sold by the Company under the International Network Services Amended and Restated 1992 Flexible Stock Incentive Plan, the International Network Services 1996 Stock Plan, the International Network Services 1998 Nonstatutory Stock Option Plan, the VitalSigns Software, Inc. 1996 Stock Option Plan and the VitalSigns Software, Inc. Pre-Plan Options (the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable. I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                   Very truly yours,

                                  /s/ Pamela F. Craven